Exhibit (a)(5)


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FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP announces an extension of tender offer for Secured Income, L.P.

Moraga, Calif. (Business Wire)--September 18, 2006-- MPF DeWaay Premier Fund 2, LLC; MPF Income Fund 22, LLC; MPF Flagship Fund 9, LLC; MPF-NY 2006, LLC; Steve Gold; MacKenzie Patterson Special Fund 7, LLC; MacKenzie Patterson Special Fund 5, LLC; Accelerated High Yield Institutional Investors, Ltd; MPF Special Fund 8, LLC; MP Value Fund 6, LLC; MPF Acquisition Co. 3, LLC; MP Falcon Fund, LLC; MP Falcon Growth Fund 2, LLC; MP Income Fund 12, LLC; MP Income Fund 14, LLC; MP Income Fund 16, LLC; MPF Senior Note Program I, LP; MPF Flagship Fund 11, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MPF DeWaay Fund 3, LLC; MPF DeWaay Fund 5, LLC; and Real Estate Securities Fund 1983, LP (the "Purchasers") have extended the expiration date with respect to their tender offer for units of limited partnership interests (the "Units") in Secured Income, L.P. (the "Partnership"), pursuant to a letter to be mailed to unitholders as soon as practicable after the date of this release. The expiration date has been extended through October 6, 2006.

As of the date hereof, a total of 1,000 Units have been tendered by unitholders and not withdrawn. No other Units have been tendered to date.

Unitholders should read the Offer to Purchase and the related materials carefully because they contain important information. Unitholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Supplemental Letter to Unitholders, the Letter of Transmittal, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission's website at www.sec.gov. Unitholders also may obtain a copy of these documents, without charge, from our website at www.mpfi.com (click on MPF Tenders), or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x.224
MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556